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                                                                    EXHIBIT 11.1

                      PHYSICIANS INSURANCE COMPANY OF OHIO

                       COMPUTATION OF EARNINGS PER SHARE

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                                                                           DECEMBER 31
                                                              --------------------------------------
                                                                 1995          1994          1993
                                                 MARCH 31,    -----------   -----------   ----------
                                                   1996
                                                -----------
                                                (UNAUDITED)
Primary Earnings Per Share
Earnings:
  Net Income..................................  $ 1,971,720   $15,672,976   $14,720,988   $  108,281
Common shares outstanding:
  Weighted average common shares
     outstanding..............................    5,203,897     5,150,472     4,792,433    3,147,113
Add: Adjustment for outstanding stock
  options.....................................      241,592        37,682        30,035        2,724
                                                 ----------   -----------   -----------   ----------
Total weighted average common share
  outstanding.................................    5,445,489     5,188,154     4,822,468    3,149,837
Net Income (loss) per common share:
  Continuing operations.......................       $(0.01)        $0.32         $0.51        $1.94
  Discontinued operations before change in
     discount rate............................         0.37          2.70          3.39        (1.91)
  Cumulative effect of change in discount
     rate.....................................                                    (0.85)
                                                 ----------   -----------   -----------   ----------
  Net income (loss) per common share..........        $0.36         $3.02         $3.05        $0.03
                                                      -----         -----         -----        -----
                                                      -----         -----         -----        -----
Proforma amounts assuming new discount rate is
  applied retroactively:
Net income (loss).............................                              $18,830,929   $1,851,065
Net income (loss) per share...................                                    $3.90        $0.59
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